UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 30, 2016

TRIPBORN, INC.
(Exact name of Registrant as specified in its charter)

Delaware	333-210821	27-2447426
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

812 Venus Atlantis Corporate Park Near Prahalad Nagar Garden, Satellite, Ahmedabad	380015
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (91) 79 4019194

None.
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

□	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

□	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On September 30, 2016, Sunalpha Green Technologies Private Limited (“Sunalpha”) renewed its agreement with the Indian Railway Catering and Tourism Corporation Limited (“IRCTC”). Sunalpha is the operating subsidiary of TripBorn, Inc. (the “Company”). The agreement allows Sunalpha to sell electronic rail tickets through Indian Railways’ passenger reservation system through the Company’s website.

Under the agreement, Sunalpha can enroll its travel agent customers to book rail tickets for their customers through the Company’s website. Sunalpha collects service charges based on seats booked, and collects payment gateway charges based on the value of the transaction. The IRCTC determines ticket prices and the maximum amount of the service charges that Sunalpha may collect from the end customers. The agreement permits Sunalpha to collect between $0.30 and $0.60 per ticket and up to one percent of the transaction value from its travel agent customers in payment gateway charges. Sunalpha paid the IRCTC an annual maintenance fee of $8,600 based on the number of active railway agents it has enrolled to book rail tickets.

The IRCTC may levy criminal and civil charges, including penalties of up to $7,500, against Sunalpha for violations of the agreement, including collection of excess charges, alteration of ticket fares and the issuance of duplicate tickets. Sunalpha may also be liable for the violations of its travel agent customers.

The agreement will expire on October 5, 2017, and may be renewed for an additional annual term in the discretion of the IRCTC. The IRCTC may terminate or temporarily suspend the agreement without prior notice.

A copy of the agreement will be filed as an exhibit to the Company’s quarterly report on Form 10-Q for the quarter ended September 30, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRIPBORN, INC.

Date: October 6, 2016	By:	/s/ Deepak Sharma
	Name:	Deepak Sharma
	Title:	President and Chief Executive Officer